                                                                      EX-99.1
                                            MELLON NEWS RELEASE

[LOGO OF MELLON BANK]



           ANALYSTS:
           Donald J. MacLeod    John W. Calnan
           (412) 234-5601       (412) 234-4633

Contact:   MEDIA:
           Margaret Kirch Cohen
           (412) 234-0850
                                            Corporate Affairs Group
                                            One Mellon Bank Center
                                            Pittsburgh, PA 15258-0001

- --------------------------------------------------------------------------

FOR IMMEDIATE RELEASE


MELLON REPORTS FOURTH QUARTER AND FULL YEAR 1994 RESULTS
- --------------------------------------------------------

. Corporation Earns $1.05 Per Share in Fourth Quarter 1994, Excluding Certain
  Items, Up 25 Percent from Fourth Quarter 1993

. Return on Common Equity and Return on Assets Reach 16.5 Percent and 1.74
  Percent, Respectively, for the 1994 Fourth Quarter, Excluding Certain Items

PITTSBURGH, Jan. 13, 1995 -- Mellon Bank Corporation (NYSE:MEL) today reported net income of $171 million in the fourth quarter of 1994, excluding a previously announced one-time, after-tax charge of $130 million resulting from actions taken on behalf of securities lending clients. Net income per common share for the fourth quarter of 1994 was $1.05, excluding the charge and the previously announced redemption of the Corporation's Series H preferred stock. These results compare with net income of $138 million, or $.84 per common share, in the fourth quarter of 1993. Including the one-time charge and the preferred stock redemption, fourth quarter 1994 net income was $41 million, or $.07 per common share.
                                  -more-

Mellon Reports Earnings
Jan. 13, 1995
Page 2

     For the full year 1994, the Corporation reported net income of $652 million, excluding the securities lending charge and $89 million in after-tax, Dreyfus-related charges. Excluding these items and the Corporation's Series H preferred stock redemption, 1994 net income per common share was $4.00. These results compare with 1993 net income of $519 million, or $3.14 per common share, excluding merger expenses and securities gains related to the Corporation's 1993 acquisition of The Boston Company.

     Mellon reported 1994 net income of $433 million, or $2.42 per common share, including the securities lending charge, Dreyfus-related charges and preferred stock redemption. This compares with 1993 net income of $460 million, or $2.73 per common share, which included merger expenses and securities gains related to The Boston Company acquisition.

     "1994 was marked by a number of significant accomplishments for the Corporation, including the completion of our landmark merger with The Dreyfus Corporation, one of the greatest names in the mutual fund industry," said Frank
V. Cahouet, Mellon chairman, president and chief executive officer. "We are pleased with our operating performance and with the long-term strategic direction we've set for the Corporation. Despite the one-time charge stemming from our securities lending business-which we took on behalf of our clients-we remain the highest capitalized large bank holding company in the United States."

                                  -more-

Mellon Reports Earnings
Jan. 13, 1995
Page 3

Fourth Quarter 1994
- -------------------

     Compared with the fourth quarter of 1993, Mellon's fourth quarter 1994 results reflected higher net interest revenue and lower credit quality expense, offset in part by lower fee revenue.

     Net interest revenue was $401 million, up 17 percent from $343 million in the fourth quarter of 1993, primarily reflecting a higher level of interest-earning assets as well as a higher yielding asset mix. Fee revenue was $405 million in the fourth quarter of 1994, compared with $429 million in the fourth quarter of 1993. The decrease in fee revenue reflects the impact of divestitures, lower securities lending revenues and lower mutual fund management and administration revenues.

     Operating expense for the fourth quarter of 1994 was $741 million, compared with $534 million in the prior-year period. Excluding the pretax securities lending charge of $223 million, operating expense declined slightly compared with the prior-year period.

     The provision for credit losses was $15 million in the fourth quarter of 1994, down from $25 million in the prior-year period. Net credit losses were $20 million in the fourth quarter of 1994, compared with $22 million in the fourth quarter of 1993. Nonperforming assets totaled $239 million at Dec. 31, 1994, down $21 million, or 8 percent, from $260 million at Sept. 30, 1994. Nonperforming assets decreased by $102 million, or 30 percent, from $341 million at Dec. 31, 1993. The Corporation's

                                  -more-

Mellon Reports Earnings
Jan. 13, 1995
Page 4


nonperforming assets ratio at Dec. 31, 1994, was .89 percent, compared with .99 percent at Sept. 30, 1994, and 1.39 percent at Dec. 31, 1993.

     Annualized return on common shareholders' equity and return on assets, excluding the securities lending charge and preferred stock redemption, were
16.5 percent and 1.74 percent, respectively, in the fourth quarter of 1994. These results compare with an annualized return on common shareholders' equity and return on assets of 14.0 percent and 1.50 percent, respectively, in the fourth quarter of 1993. Annualized return on common shareholders' equity and return on assets, including the securities lending charge and the preferred stock redemption, were 1.1 percent and .42 percent, respectively, in the fourth quarter of 1994.

Full Year 1994
- --------------

     Compared with 1993, the Corporation's 1994 results reflected increases in net interest and fee revenue as well as lower credit quality expense, offset by higher operating expense and losses on the sale of securities.

     Net interest revenue for the year increased to $1.508 billion, up 13 percent from $1.329 billion in 1993, principally reflecting a higher yielding asset mix and the impact of the Corporation's 1993 acquisitions of The Boston Company and AFCO Credit Corporation. Fee revenue increased to $1.652 billion, up 7 percent from $1.538 billion in 1993, principally reflecting the full-year impact of The Boston Company acquisition,

                                  -more-

Mellon Reports Earnings
Jan. 13, 1995
Page 5

offset in part by the impact of divestitures, lower securities lending revenues and lower mutual fund management and administration fee revenue.

     Operating expense, before the net expense of acquired property, the securities lending charge and merger expenses, was $2.075 billion for 1994, compared with $1.850 billion in 1993. The increase primarily resulted from the full-year impact of The Boston Company acquisition.

     Net revenue from acquired property totaled $28 million in 1994, an $87 million improvement over 1993.

     The provision for credit losses was $70 million in 1994, down $55 million from $125 million in 1993. Net credit losses in 1994 were $67 million, down significantly from $139 million in 1993.

     1994 return on common shareholders' equity and return on assets were 16 percent and 1.71 percent, respectively, excluding the securities lending charge, Dreyfus-related charges and preferred stock redemption. This compares with 1993 return on common shareholders' equity and return on assets of 13.7 percent and
1.46 percent, respectively, excluding merger expenses and securities gains related to The Boston Company acquisition.

     Including the securities lending charge, Dreyfus-related charges and preferred stock redemption, 1994 return on common shareholders' equity and return on

                                  -more-

Mellon Reports Earnings
Jan. 13, 1995
Page 6

assets were 9.8 percent and 1.14 percent, respectively. Including the merger expenses and securities gains related to The Boston Company acquisition, 1993 return on common shareholders' equity and return on assets were 12.1 percent and
1.29 percent, respectively.

     With balance sheet assets of approximately $39 billion and assets under management and administration of approximately $850 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment products and services to individuals and small, mid-sized and large businesses and institutions.


                                      ###


               NOTE:  Detailed supplemental information follows.

Mellon Reports Earnings
Jan. 13, 1995
Page 7

SUPPLEMENTAL INFORMATION
- ------------------------

Repositioning of Clients' Securities Lending Investment Portfolios
- ------------------------------------------------------------------

In the fourth quarter of 1994, the Corporation recorded a one-time, after-tax charge of $130 million, or $.87 per share, as a result of actions taken on behalf of certain securities lending clients. It was determined that the interest rate sensitivity of these clients' portfolios was inconsistent with prevailing market conditions. The actions taken have reduced the interest rate sensitivity of those portfolios.

Under a securities lending program, banks, acting as agent on behalf of their trust and custody clients, lend participating clients' securities primarily to broker-dealers that periodically need these securities. Agents typically receive cash collateral from the borrowing brokers--paying an overnight interest rate for the use of cash--and then invest this cash collateral in debt instruments. Clients benefit when returns from these instruments exceed interest paid to the brokers for use of the cash. However, recent sharp increases in interest rates significantly impacted this interest spread.

In order to reduce the interest rate sensitivity of these securities lending portfolios, the Corporation arranged for a third-party to enter into interest rate swap contracts that convert the income generated by the securities lending cash collateral investments to a shorter-term floating rate. The charge to earnings reflects the cost of arranging the third party transactions.

Mellon Reports Earnings
Jan. 13, 1995
Page 8

Net Interest Revenue
- --------------------

(taxable equivalent basis)                   Quarter ended                    Year ended
                                             December 31,                     December 31,
(dollar amounts in millions)                1994       1993    Increase      1994       1993   Increase
- ---------------------------------        -------    -------    --------   -------    -------   --------
Net interest revenue                     $   403    $   347     $   56    $ 1,521    $ 1,346     $  175
- ---------------------------------        -------    -------     ------    -------    -------     ------
Average interest-earning assets          $32,957    $31,416     $1,541    $32,282    $30,657     $1,625
- ---------------------------------        -------    -------     ------    -------    -------     ------
Net interest margin                         4.85%      4.39%     46 bp       4.71%      4.39%     32 bp
- ---------------------------------        -------    -------     ------    -------    -------     ------

The 16% improvement in net interest revenue in the fourth quarter of 1994, compared with the fourth quarter of 1993, primarily resulted from a higher level of interest-earning assets, as well as a higher yielding asset mix as lower-yielding money market assets were replaced with higher-yielding loans. Average loans increased $3.2 billion while money market assets decreased $1.9 billion. The increase in average loans included $1.1 billion related to the December 1993 acquisition of AFCO Credit Corporation, a $850 million increase in retail loans, a $750 million increase in credit card loans and a $600 million increase in domestic wholesale loans. The increase in average credit card loans was primarily driven by the CornerStone/sm/ credit card product introduced during the first quarter of 1994. At December 31, 1994, this product had generated approximately 695,000 new accounts with total outstandings of $725 million. A further reduction in nonperforming assets and higher loan fees also contributed to the improved net interest revenue and net interest margin.

The improvement in net interest revenue and the net interest margin in the full year of 1994 resulted principally from the same factors responsible for the fourth quarter increase, as well as a higher level of average interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and a lower level of long-term debt.

Mellon Reports Earnings
Jan. 13, 1995
Page 9


Average loans increased $1.3 billion in the fourth quarter of 1994, compared with the third quarter of 1994. The increase primarily resulted from a $325 million increase in retail loans, a $300 million increase in short-term commercial loans, a $300 million increase in credit card loans, and a $250 million increase in domestic wholesale loans.

Credit Quality Expense and Net Credit Losses
- --------------------------------------------

                                     Quarter ended                Year ended
                                      December 31,                December 31,
(dollar amounts in millions)         1994     1993  Inc/(Dec)    1994     1993   Inc/(Dec)
- ------------------------------------------------------------------------------------------
Provision for credit losses           $15      $25    $(10)       $70     $125       $ (55)
Net expense (revenue) of
 acquired property                     (5)       7     (12)       (28)      59         (87)
- ------------------------------------------------------------------------------------------
     Credit quality expense           $10      $32    $(22)       $42     $184       $(142)
- ------------------------------------------------------------------------------------------

Net credit losses (recoveries)(a):
 Domestic:
  Consumer credit                     $23      $16    $  7        $63     $ 62       $   1
  Commercial real estate                4       (2)      6          2       61         (59)
  Commercial and financial             (5)       7     (12)         1       15         (14)
- ------------------------------------------------------------------------------------------
   Total domestic                      22       21       1         66      138         (72)
- ------------------------------------------------------------------------------------------
 International                         (2)       1      (3)         1        1          -
- ------------------------------------------------------------------------------------------
   Total net credit losses            $20      $22    $ (2)       $67     $139       $ (72)
- ------------------------------------------------------------------------------------------
Annualized net credit losses
 to average loans                     .30%     .37%     (7)bp     .27%     .64%        (37)bp
- ------------------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.


Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $22 million lower in the fourth quarter of 1994, compared with the prior-year period, reflecting the improved credit quality of the loan portfolio and the lower level of real estate acquired
(OREO). Net revenue from acquired property totaled $5 million in the fourth quarter of 1994, resulting from $6 million in net gains on the sale of acquired property, as well as no provision to the reserve for OREO. Net expense of acquired property in the fourth quarter of 1993 resulted from a $10 million provision to the reserve for OREO. Net credit losses decreased $2 million compared with the fourth quarter of 1993 primarily resulting from net recoveries on commercial loans. The increase in consumer credit losses related primarily to higher losses on credit card loans.

Mellon Reports Earnings
Jan. 13, 1995
Page 10


Credit quality expense was $142 million lower in the full year of 1994, compared with the full year of 1993. Improved credit quality led to a $55 million decrease in the provision for credit losses. The net expense of acquired property decreased $87 million because the full year of 1994 included $30 million in net gains on the sale of acquired property and no provision to the reserve for OREO, compared with the full year of 1993 that included a $54 million OREO reserve provision. Net credit losses in the full year of 1994 were down by $72 million compared with the full year of 1993, primarily resulting from lower commercial real estate net credit losses.

Noninterest Revenue
- -------------------

                                  Quarter ended                Year ended
                                   December 31,                December 31,
(in millions)                     1994     1993  Inc/(Dec)    1994     1993   Inc/(Dec)
- ---------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management   $224     $261    $(37)      $  953   $  853   $100
Cash management and deposit
 transaction charges                49       49       -          197      192      5
Information services                20       35     (15)          78      152    (74)
Mortgage servicing                  24       14      10           78       62     16
Credit card                         21       18       3           72       61     11
Foreign currency and
 securities trading                 22       16       6           76       46     30
Other                               45       36       9          198      172     26
- -------------------------------------------------------------------------------------
  Total fee revenue                405      429     (24)       1,652    1,538    114
Gains (losses) on sale
 of securities                       -       10     (10)          (5)     100   (105)
- -------------------------------------------------------------------------------------
     Total noninterest revenue    $405     $439    $(34)      $1,647   $1,638  $   9
- -------------------------------------------------------------------------------------

The $37 million decrease in trust and investment management fees in the fourth quarter of 1994, compared with the prior-year period, resulted from several factors. Mutual fund administration fees decreased $13 million and included a $6 million decrease in revenue related to the second quarter 1994 sale of the Boston-based third-party mutual fund administration business. In addition, securities lending revenue decreased $12 million, while revenue from the management of Dreyfus mutual fund assets decreased $9 million. The decrease in securities lending revenue primarily resulted from narrowing margins in a period of rapidly rising short-term interest rates. Although actions were taken in the fourth quarter to reduce the

Mellon Reports Earnings
Jan. 13, 1995
Page 11


interest rate sensitivity of certain securities lending portfolios, further fluctuations in securities lending margins could occur depending on the frequency and magnitude of future interest rate changes. The lower revenue from the management of mutual funds resulted from a lower average level of mutual fund assets managed. Average funds managed in the fourth quarter of 1994 were $68 billion compared with $80 billion in the fourth quarter of 1993. This decrease resulted from a $7 billion reduction in average institutional money market assets managed, as well as an overall drop in the market values of fixed-income investments, paralleling the decline in the bond markets over the past 12 months. At December 31, 1994, compared to December 31, 1993, the Lehman Brothers Long Term Government Bond Index decreased 7%.

Fee revenue for Dreyfus was $74 million and $319 million in the fourth quarter and full year of 1994, compared with $86 million and $348 million in the fourth quarter and full year of 1993.

Information services fees decreased $15 million, compared with the prior-year period, primarily as a result of the Corporation's December 1993 sale of two information services businesses. The $10 million increase in mortgage servicing fees, compared with the prior-year period, primarily resulted from acquisitions of mortgage servicing rights coupled with a lower rate of prepayments.

The $3 million increase in credit card revenue in the fourth quarter of 1994, compared with the fourth quarter of 1993, primarily resulted from fee revenue generated by the Corporation's CornerStone/sm/ credit card product.
The increase in foreign currency and securities trading fee revenue in the

Mellon Reports Earnings
Jan. 13, 1995
Page 12


fourth quarter of 1994 primarily was attributable to foreign exchange fees earned, primarily as a result of increased global custody and corporate customer activity.

Fee revenue for the full year of 1994 was up $114 million, or 7%, from the full year of 1993, primarily as a result of a full year impact of The Boston Company in 1994, compared with a partial impact in 1993.

The Corporation recorded $5 million in losses on securities available for sale in the full year of 1994, resulting from the third quarter 1994 loss of $15 million, or $10 million after-tax, from the disposition of securities held by Dreyfus that did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation. The Corporation recorded $100 million in gains on the sale of securities during the full year of 1993. Included in the $100 million in gains were $87 million which resulted from sales undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

Mellon Reports Earnings
Jan. 13, 1995
Page 13

Operating Expense
- -----------------
                                        Quarter ended                Year ended
                                         December 31,                December 31,
(dollar amounts in millions)            1994    1993   Inc/(Dec)    1994     1993    Inc/(Dec)
- -----------------------------------------------------------------------------------------------
Staff expense                             $237    $234   $  3        $  956   $  854   $102
Professional, legal and
 other purchased services                   62      48     14           210      163     47
Net occupancy expense                       54      52      2           206      186     20
Equipment expense                           35      35      -           132      121     11
Amortization of goodwill, core deposit
 and other identified intangibles           25      22      3            98       78     20
FDIC assessment and regulatory
 examination fees                           16      15      1            63       60      3
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                   9      10     (1)           40       44     (4)
Other expense                               85     111    (26)          370      344     26
- -----------------------------------------------------------------------------------------------
  Operating expense before the net
   expense (revenue) of acquired
   property, the securities lending
   charge and merger expenses              523     527     (4)        2,075    1,850    225
- -----------------------------------------------------------------------------------------------
Net expense (revenue) of
 acquired property                          (5)      7    (12)          (28)      59    (87)
- -----------------------------------------------------------------------------------------------
Securities lending charge                  223       -    223           223        -    223
- -----------------------------------------------------------------------------------------------
Merger expenses                              -       -      -           104      175    (71)
- -----------------------------------------------------------------------------------------------
     Total operating expense              $741    $534   $207        $2,374   $2,084   $290
- -----------------------------------------------------------------------------------------------
Average full-time equivalent staff      24,800  23,900    900        24,300   22,300  2,000
- -----------------------------------------------------------------------------------------------
Efficiency ratio (a)                       65%     68%     (3)          65%      64%      1

Efficiency ratio excluding amortization
 of goodwill, core deposit and other
 identified intangibles recorded in
 connection with acquisitions              62      65      (3)           62       61      1
- -----------------------------------------------------------------------------------------------

(a) Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses as a percentage of revenue, computed on a fully taxable equivalent basis, excluding securities gains (losses).


Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses decreased by $4 million in the fourth quarter of 1994, compared with the fourth quarter of 1993. This decrease resulted from several factors primarily relating to acquisitions and divestitures which offset modest expense growth. Expenses decreased as the result of the sale of the information services businesses in December 1993 and the third-party mutual fund administration business in the second quarter of 1994. In addition, the fourth quarter of 1993 included nonrecurring expenses of approximately $13 million related to the winding down of certain data processing operations that were not part of the fourth quarter 1993 sale of the information services businesses. Partially offsetting the decrease in expense from divestitures were increased expenses resulting from the December 1993 AFCO acquisition, the

Mellon Reports Earnings
Jan. 13, 1995
Page 14


September 1994 Glendale Bancorporation (Glendale) acquisition and other smaller acquisitions in 1994. In addition, the $14 million increase in professional, legal and other purchased services in the fourth quarter of 1994, compared to the prior-year period, primarily resulted from higher legal and consulting fees. On a stand-alone basis, Dreyfus' operating expense decreased to $56 million in the fourth quarter of 1994, compared with $62 million in the prior-year period.

Operating expense before the net expense of acquired property, the securities lending charge and merger expenses totaled $2,075 million in the full year of 1994, compared with $1,850 million in the full year of 1993. The increase was primarily the result of a full year impact of The Boston Company in 1994, compared with a partial impact in 1993, as well as marketing expense of $27 million, recorded in 1994, related to the introduction of the Corporation's CornerStone/sm/ credit card product. Dreyfus incurred operating expense before merger expenses of $230 million and $225 million in the full year of 1994 and 1993, respectively.

Merger expenses of $104 million, or $79 million after-tax, were recorded in the third quarter of 1994 to reflect expenses associated with the Dreyfus merger. Merger expenses of $175 million, or $112 million after-tax, were recorded in the first quarter of 1993 for expenses associated with the acquisition of The Boston Company.

Except for the merger with Dreyfus, which was accounted for under the pooling-of-interests method, the Corporation historically has accounted for business combinations under the purchase method of accounting, resulting in the recording of goodwill and other identified intangibles which are

Mellon Reports Earnings
Jan. 13, 1995
Page 15


amortized in future years into operating expense. These intangibles primarily include goodwill from The Boston Company and Meritor acquisitions, as well as core deposit intangibles and covenants not to compete. The amortization expense of these intangibles was $25 million pre-tax, or $20 million after-tax, in the fourth quarter of 1994 and $98 million pre-tax, or $76 million after-tax, for the full year 1994.

Income Taxes
- ------------

The provision for income taxes totaled $278 million in the full year of 1994, compared with $298 million in the full year of 1993. Excluding the impact of the Dreyfus merger-related expenses and losses on the disposition of Dreyfus securities in the third quarter of 1994 and the securities lending charge in the fourth quarter of 1994, the Corporation's effective tax rate for the full year was 38%. Excluding the impact of The Boston Company merger-related expenses and securities gains and a one-time tax benefit of $5 million resulting from a 1993 change in tax legislation, the Corporation's effective tax rate for the full year of 1993 was 39.5%.

The Corporation's effective tax rate for the fourth quarter of 1994, excluding the impact of the securities lending charge, was approximately 38% and it is currently anticipated that the effective tax rate will remain at approximately 38% for the foreseeable future.


Reserve for Credit Losses
- ---------------------------------------------
                                                Dec. 31,  Sept. 30,   June 30,   Dec. 31,
(dollar amounts in millions)                      1994       1994       1994       1993
- ---------------------------------------------  ----------  ---------  ---------  ---------
Reserve for credit losses (a)                      $ 607      $ 611      $ 609      $ 600
Reserve as a percentage of
 total loans                                        2.27%      2.35%      2.46%      2.45%
- ---------------------------------------------      -----      -----      -----      -----
(a) Excludes reserve for segregated assets.

Mellon Reports Earnings
Jan. 13, 1995
Page 16


Nonperforming Assets(a)
- -------------------------------------------

                                             Dec. 31,   Sept. 30,   June 30,   Dec. 31,
(dollar amounts in millions)                     1994        1994       1994       1993
- -------------------------------------------     -----       -----      -----      -----
Domestic nonperforming loans:
  Consumer mortgage                             $  56       $  51      $  61      $  61
  Commercial real estate                           28          32         35         89
  Other domestic                                   66          72         53         45
International nonperforming loans                   1           1          6          7
- -------------------------------------------     -----       -----      -----      -----
     Total nonperforming loans                    151         156        155        202
- -------------------------------------------     -----       -----      -----      -----
Acquired property:
  Real estate acquired
    through foreclosures                           89         105        109        100
  In-substance real estate foreclosures            27          28         30         75
  Reserve for real estate acquired                (29)        (30)       (31)       (37)
- -------------------------------------------     -----       -----      -----      -----
     Real estate acquired, net of reserve          87         103        108        138
  Other assets acquired                             1           1          1          1
- -------------------------------------------     -----       -----      -----      -----
     Total acquired property                       88         104        109        139
- -------------------------------------------     -----       -----      -----      -----
     Total nonperforming assets                 $ 239       $ 260      $ 264      $ 341
- -------------------------------------------     -----       -----      -----      -----
Nonperforming loans as a percentage of
 total loans                                      .56%        .60%       .63%       .83%
Total nonperforming assets as a
 percentage of total loans and net
 acquired property                                .89%        .99%      1.06%      1.39%
- -------------------------------------------     -----       -----      -----      -----
(a) Excludes segregated assets.


Nonperforming assets totaled $239 million at December 31, 1994, a decrease of $21 million, or 8%, from $260 million at September 30, 1994. Nonperforming real estate assets, which include nonperforming commercial and consumer real estate loans and OREO net of the reserve, decreased by $15 million during the quarter primarily as a result of sales and credit losses. The decrease in other domestic nonperforming loans resulted from sales and repayments, offset in part by additions.

Nonperforming assets decreased by $102 million, or 30%, compared with December 31, 1993, primarily as a result of the $117 million reduction in nonperforming real estate assets. The reduction resulted primarily from returns to accrual status, asset sales and repayments. The increase in other domestic nonperforming loans resulted from $11 million of commercial and industrial loans from Glendale, as well as other additions, offset in part by repayments and credit losses.

Mellon Reports Earnings
Jan. 13, 1995
Page 17


Selected Capital Data
- ---------------------

(dollar amounts in millions,     Dec. 31,       Sept. 30,   June 30,     Dec. 31,
except per share amounts)          1994           1994       1994         1993
- --------------------------       -------         ------     ------      -------
Common shareholders' equity      $ 3,687         $3,695     $3,716      $ 3,546
Common shareholders' equity
 to assets ratio                    9.54%          9.41%      9.80%        9.57%
Tangible common shareholders'
 equity to assets ratio (a)         7.05%          6.88%      7.33%        6.84%
Total shareholders' equity       $ 4,122         $4,285     $4,308      $ 4,138
Total shareholders' equity
 to assets ratio                   10.67%         10.92%     11.37%       11.17%
Tier I capital ratio                 9.5%(b)      10.03%     10.27%        9.70%
Total (Tier I and Tier II)
 capital ratio                      12.9%(b)      13.50%     13.74%       13.22%
Leverage capital ratio               8.6%(b)       9.16%      9.54%        9.00%
Book value per common share      $ 25.06         $25.15    $ 25.35(c)   $ 24.28(c)
Closing common stock price       $30.625         $37.50     $37.50      $35.375
Market capitalization            $ 4,507         $5,510     $5,400      $ 5,070
- ---------------------            -------         ------     ------      -------

(a) Common shareholders' equity less goodwill, core deposit and other identified intangibles divided by total assets less goodwill, core deposit and other identified intangibles recorded in connection with acquisitions.
(b)  Estimated.
(c) The book value per common share assumed full conversion of the Series D preferred stock to common stock. Accordingly, this included the additional paid-in capital on the Series D preferred stock because this paid-in capital had no liquidation preference over the common stock. The Series D preferred stock was converted to common stock in August 1994.


The decrease in the Corporation's total shareholders' equity in the fourth quarter of 1994 primarily resulted from the previously announced redemption of the $160 million Series H Preferred Stock. This redemption reduced the December 31, 1994 regulatory capital ratios by approximately 45 basis points. This redemption will also reduce preferred stock dividend requirements annually, by $17 million, beginning in 1995.

Fourth quarter 1994 preferred stock dividends reflect an additional $16 million for the Series H redemption premium, unamortized issuance costs and dividends accrued through the redemption date. These additional items reduced fourth quarter 1994 earnings per common share by $.11, but had no impact on net income.

                                    SUMMARY DATA
                   Mellon Bank Corporation (and its subsidiaries)


(dollar amounts in  millions,                    Quarter ended               Year ended
except per share amounts;                         December 31,               December 31,
common shares in thousands)                   -------------------        ------------------
                                               1994         1993(a)      1994         1993(a)
                                               -----        ----         ----         ----
Selected key data (b)
 --------------------
  Primary net income per common share         $   .07    $   .84      $  2.42      $  2.73
  Return on common shareholders' equity          1.10%     14.03%        9.79%       12.08%
  Return on assets                                .42%      1.50%        1.14%        1.29%
  Yield on interest-earning assets,
   on a taxable equivalent basis                 7.92%      6.37%        7.19%        6.53%
  Cost of funds supporting interest-
   earning assets                                3.07%      1.98%        2.48%        2.14%

Results excluding certain items (b)(c)
- --------------------------------------
  Primary net income per common share         $  1.05    $   .84      $  4.00      $  3.14
  Return on common shareholders' equity         16.49%     14.03%       16.02%       13.71%
  Return on assets                               1.74%      1.50%        1.71%        1.46%

Average balances for the  period (d)
- ------------------------------------
  Money market investments                    $ 1,213    $ 3,120      $ 1,656      $ 3,821
  Trading account securities                      281        206          380          269
  Securities                                    5,062      4,861        5,149        4,804
  Loans                                        26,401     23,229       25,097       21,763
  Total interest-earning assets                32,957     31,416       32,282       30,657
  Total assets                                 38,792     36,688       38,106       35,635
  Deposits                                     27,260     27,503       27,248       26,541
  Total interest-bearing liabilities           26,373     24,247       25,441       23,856
  Common shareholders' equity                   3,745      3,504        3,691        3,323
  Total shareholders' equity                    4,313      4,141        4,277        3,964

Computation of primary net income per common share
- --------------------------------------------------
 Net income applicable to common stock        $    11    $   123(e)    $  361(e)    $  401(e)
                                              =======    =======      =======       ======

  Average common shares outstanding           147,059    143,862      145,037      141,611
  Average common shares issuable upon
   conversion of Series D preferred stock           -      2,553        1,692        2,460
  Other common stock equivalents, net of
   shares assumed repurchased                   1,541      2,375        2,340        3,012
                                             --------   --------     --------     --------
     Total stock and stock equivalents        148,600    148,790      149,069      147,083
                                             ========   ========     ========     ========

  Primary net income per common share (f)    $    .07   $    .84     $   2.42     $   2.73
                                             ========   ========     ========     ========
- --------------------

(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.
(b) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(c) Results for the fourth quarter of 1994 exclude the $130 million after tax securities lending charge, as well as the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for the full year of 1994 exclude $79 million after tax of merger expenses and $10 million after tax of losses on the disposition of investment securities previously owned by Dreyfus, the $130 million after tax securities lending charge, as well as the $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for the full year of 1993 exclude $112 million after tax of merger expenses and $53 million after tax in gains on the sale of securities related to the Corporation's acquisition of The Boston Company.
(d) Computed on a daily average basis.
(e) After adding back Series D preferred stock dividends.
(f) Based on unrounded numbers.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            Mellon Bank Corporation



(in  millions, except per                      Quarter ended            Year ended
 share amounts)                                 December 31,           December 31,
                                            -------------------     ------------------
                                             1994      1993(a)      1994       1993(a)
                                            -----      ----         ----       ----

Interest revenue
- ----------------
Loans and loan fees                           $ 555     $411      $1,926     $1,588
Money market investments                         19       25          70        125
Trading account securities                        5        2          24         15
Securities                                       77       61         290        256
                                              -----     ----      ------     ------
     Total interest revenue                     656      499       2,310      1,984


Interest expense
- ----------------
Deposits in domestic offices                    135      101         447        415
Deposits in foreign offices                      41       10          92         40
Short-term borrowings                            52       16         153         79
Notes and debentures (with original
 maturities over one year)                       27       29         110        121
                                              -----     ----      ------     ------
     Total interest expense                     255      156         802        655
                                              -----     ----      ------     ------
     Net interest revenue                       401      343       1,508      1,329
Provision for credit losses                      15       25          70        125
                                              -----     ----      ------     ------
     Net interest revenue after provision
      for credit losses                         386      318       1,438      1,204


Noninterest revenue
- -------------------
Fee revenue                                     405      429       1,652      1,538
Gains (losses) on sales of securities             -       10          (5)       100
                                              -----     ----      ------     ------
     Total noninterest revenue                  405      439       1,647      1,638


Operating expense
- -----------------
Staff expense                                   237      234         956        854
Professional, legal and other
 purchased services                              62       48         210        163
Net occupancy expense                            54       52         206        186
Equipment expense                                35       35         132        121
Amortization of goodwill, core deposit
 and other identified intangibles                25       22          98         78
FDIC assessment and
 regulatory examination fees                     16       15          63         60
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                        9       10          40         44
Other expense                                    85      111         370        344
Net expense (revenue) of acquired property       (5)       7         (28)        59
Securities lending charge                       223        -         223          -
Merger expenses                                   -        -         104        175
                                              -----     ----      ------     ------
     Total operating expense                    741      534       2,374      2,084
                                              -----     ----      ------     ------
Income before income taxes                       50      223         711        758
Provision for income taxes                        9       85         278        298
                                              -----     ----      ------     ------
Net income                                       41      138         433        460
Dividends on preferred stock                     30       16          75         63
                                              -----     ----      ------     ------
Net income applicable to common stock         $  11     $122      $  358     $  397
                                              =====     ====      ======     ======

Primary net income per common share            $.07     $.84       $2.42      $2.73
                                              =====     ====      ======     ======
Fully diluted net income per common share      $.07     $.84       $2.42      $2.73
                                              =====     ====      ======     ======
- --------------------

(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation



(dollar amounts in millions)                        Dec. 31,   Dec. 31,
                                                      1994      1993(a)
                                                    ---------  ---------
Assets
- ------
Cash and due from banks                              $ 2,285    $ 2,171
Money market investments                                 860      1,766
Trading account securities                                71        116
Securities:
 Available for sale (approximate fair value of
  $2,920 at December 31, 1993)                         1,881      2,916
 Investment (approximate fair value
  of $3,033 and $2,486)                                3,244      2,432
Loans, net of unearned discount of $62 and $74        26,733     24,484
Reserve for credit losses                               (607)      (600)
                                                     -------    -------
     Net loans                                        26,126     23,884
Premises and equipment                                   558        524
Acquired property, net of reserves of
 $29 and $37                                              88        139
Goodwill                                                 824        826
Core deposit and other identified intangibles            212        258
Purchased mortgage servicing rights and
 purchased credit card relationships                     352        204
Segregated assets, net of reserves
 of $4 and $4                                             85        183
Other assets                                           2,058      1,633
                                                     -------    -------
     Total assets                                    $38,644    $37,052
                                                     =======    =======

Liabilities
- -----------
Deposits in domestic offices                         $24,100    $26,381
Deposits in foreign offices                            3,470      1,183
Short-term borrowings                                  3,472      2,133
Other liabilities                                      1,912      1,227
Notes and debentures (with original maturities
 over one year)                                        1,568      1,990
                                                     -------    -------
     Total liabilities                                34,522     32,914

Shareholders' equity
- --------------------
Preferred stock                                          435        592
Common shareholders' equity:
Common stock - $.50 par value
 Authorized - 200,000,000 shares
 Issued - 147,165,480 (b) and 103,427,262 shares          74         52
Additional paid-in capital                             1,851      2,038
Retained earnings                                      1,780      1,629
Warrants                                                  37         37
Net unrealized loss on assets
 available for sale (net of taxes) (c)                   (55)         -
Treasury stock of - and 7,774,346
 shares at cost                                            -       (210)
                                                     -------    -------
     Total common shareholders' equity                 3,687      3,546
                                                     -------    -------
     Total shareholders' equity                        4,122      4,138
                                                     -------    -------
     Total liabilities and shareholders' equity      $38,644    $37,052
                                                     =======    =======
- ---------------------

(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.
(b) Reflects the three-for-two common stock split distributed on November 15, 1994.
(c) In accordance with the January 1, 1994 adoption of FAS No. 115, certain assets available for sale are reported at fair value at December 31, 1994, with the unrealized loss of $55 million, net of taxes, included in common shareholders' equity. The impact of recording the unrealized loss resulted in a reduction of book value per common share at December 31, 1994 of $.38.